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                                                                   Exhibit 2

                                   Amendment
                                       To
                Supervising General Agents Commission Agreement
                                 ("Amendment")
                        Effective Date:  January 1, 1997

Subject to the provisions of the Supervising General Agent's Commission Agreement (the "Commission Agreement"), which was effective February 1, 1976, and to the extent consistent with the terms therein, the Commission Agreement is amended as follows:

1. In as much as the Supervising General Agent is skilled and knowledgeable with respect to marketing, servicing, and conserving life insurance and annuity products, including the existing portfolio of insurance policies produced on policy Forms L14-381, L18-683, L22-586, and L24-387, the Company as of the Effective Date of this Amendment agrees to pay additional Commissions as set forth in Exhibit A attached hereto with respect to the premiums collected on the specific policies set forth in Exhibit B for the efforts of the Supervising General Agent under this Amendment.

2. These efforts will include, but not be limited to contact and consultation with the policyholders of the policies subject to this Amendment, as may be necessary in the judgment of the Supervising General Agent.

3. Provided that on January 1, 1997, at least $1,350,000 of annualized premium is in force on policies covered by this Amendment, the Company will advance each month to the Supervising General Agent, as a guaranteed draw (an "Advance") against Additional Commissions, an amount equal to $30,000 ($360,000 for the year), less the amount of earned Additional Commissions, beginning with the first Commission Statement for January of 1997 and continuing through the Statement for December of 1997.

4. Further, provided that on January 1, 1998, at least $1,000,000 of annualized premium is in force on the policies covered by this Amendment, the Company will Advance each month an amount equal to $25,000 per month ($300,000 for the year), less the amount of earned Additional Commissions, beginning with the Commission Statement for January 1998 and continuing through the Statement for December of 1998.

5. Further, provided that on January 1, 1999, at least $750,000 of annualized premium is in force on the policies covered by this Amendment, the Company will Advance each month an amount equal to $24,166.67 per month ($290,000 for the year), less the amount of earned Additional Commissions, beginning with the Commission Statement for January 1999 and continuing through the Statement for December of 1999.



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6.       The maximum amount of Additional Commissions to be paid to the
Supervising General Agent under this Amendment shall be $1,200,000. (Nothing in this Amendment shall be deemed to limit, reduce or in any way affect the renewal commissions due the Supervising General Agent under the Supervising General Agent's Commission Agreement to which this Amendment is attached, e.g., the Supervising General Agent shall be entitled to renewal commissions as well as Additional Commissions for all policies covered by this Amendment.)

7. To the extent that during any monthly period when advances are being made, earned Additional Commissions exceed the amount of the Advance paid for that month, such excess shall be first applied to reduce any balance of unrecovered Advances before the Additional Commission payment is paid to the Supervising General Agent.

8. Any claim or legal action (including court costs, legal fees and related expenses of settlement or defense) against the Company, with respect to the policies covered by this Amendment concerning matters related to the sale or original policy provisions shall not be the responsibility of the Supervising General Agent, (i) unless such claim is made and such action is taken prior to December 31, 1999, and (ii) then only to the extent of the Additional Commissions in excess of $950,000 earned by the Supervising General Agent under the terms of this Amendment.

9. The Company agrees that it will not increase mortality charges nor decrease interest rates on any policy covered by this Amendment during the three-year term of this Amendment.

10. The Supervising General Agent's services shall be rendered in the Southern California area, and its marketing advice to the Company shall be primarily by telephonic communication during Supervising General Agent's normal business hours.

11. The Company shall provide Supervising General Agent with monthly statements (the "Commission Statements") showing all premiums collected during each such month (i) for each policy covered by this Amendment and (ii) for all other policies issued by the Company. The monthly Commission Statements together with the renewal commissions and the Additional Commissions due to the Supervising General Agent shall be delivered to the Supervising General Agent on or before the fifteenth day of the month immediately following the end of the preceding month. The first such statement shall be due on February 15, 1997.




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12.      If any provision of the Commission Agreement as amended by this
Amendment (the "Agreement") shall be unenforceable for any reason, then such provision shall be modified to conform to and comply with the ruling of a duly constituted legal authority, and the remaining provisions of this Agreement shall continue to be valid, binding and enforceable. The parties intend that this Agreement be fully enforceable and desire that all provisions of this Agreement be interpreted so as to be valid.

13. This Agreement shall be binding upon the parties hereto and their successors and assigns and may not be assigned by either party hereto without the prior consent of the other party hereto.

14. This Agreement shall be governed by and construed in accordance with laws of the State of California without reference or giving effect to its conflicts of law principles. Venue for any action brought under this Agreement as amended or in connection therewith shall lie solely in the federal or state courts located in the County of Los Angeles, State of California. The prevailing party shall be entitled to recover reasonable attorney fees and other costs in any action brought under this Agreement.


Executed by the parties at Los Angeles, California, on the date set forth below and effective as of the Effective Date, this Amendment is attached to and made a part of the Supervising General Agent's Commission Agreement.


JOHN ADAMS LIFE INSURANCE                FIRINGLINE
COMPANY OF AMERICA                       CORPORATION

By_______________________                By_________________________

Title______________________              Title________________________

Date_________________, 1996              Date_________________, 1996




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                                   EXHIBIT A

                             Additional Commissions
                              Commission Schedule

                                ---------------
                           Effective January 1, 1997



The following rate of commission shall be payable on premiums collected on the policies specified in Exhibit B during the calendar years 1997, 1998 and 1999. Any premiums returned or refunded shall reduce the premiums collected.



             Plans                           Additional Commission Rate
         --------------                    --------------------------------
  Policies Specified in Exhibit B                      35%





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                                   EXHIBIT B


                      Business Covered by Their Amendment


o   Best Life II issued after December 31, 1984; Plan Code 0020; Form L14-381
o   Super Life issued after December 31, 1984; Plan Code 0030; Form L18-683
o   Super Life II all years; Plan Code 0035; Form L22-586
o   Best Life III all years; Plan Code 0038; Form L24-387
o   Specialist all years; Plan Code 0039; Form L24-387